Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The unaudited pro forma condensed combined financial statements (the “Pro Forma Financial Statements”) of QLT Inc. (“QLT”) and Aegerion Pharmaceuticals, Inc. (“Aegerion”) reflect various adjustments to give effect to the following related transactions (together, the “Transactions”) and the resulting tax effects:

•       QLT’s proposed acquisition of Aegerion, pursuant to the terms of the merger agreement, for approximately $58.2 million. The $58.2 million represents the estimated market value of QLT’s common shares that will be issued in exchange for shares of Aegerion common stock at the closing of the merger based on a fixed equity exchange ratio of 1.0256.

•       QLT’s proposed common share and warrant issuance in a private placement immediately prior to the closing of the merger, for an aggregate subscription price of $21.8 million, pursuant to the terms of the unit subscription agreement. The completion of at least $17.5 million of this private placement is a condition to the closing of the merger. For more information with respect to this private placement or unit subscription agreement, refer to the section titled “The Unit Subscription Agreement” beginning on page 129 of the registration statement on Form S-4 (File No. 333-212971) initially filed by QLT and Aegerion with the SEC on August 8, 2016 and declared effective on October 6, 2016) (the “Form S-4”) and footnote 2 below.

•       QLT’s proposed distribution of warrants to QLT shareholders pursuant to the terms of the warrant agreement. For more information with respect to these warrants or the warrant agreement, refer to the section titled “The Warrant Agreement” beginning on page 125 of Form S-4 and footnotes 4 and 5(viii) below.

The merger will be accounted for using the acquisition method of accounting for business combinations under U.S. generally accepted accounting principals (“U.S. GAAP”). Based on the merger agreement and analysis performed, QLT has been identified as the accounting acquirer. QLT is expected to change its name to Novelion upon closing of the merger and its common shares will trade on NASDAQ and the TSX.

The unaudited pro forma condensed combined balance sheet (the “Pro Forma Balance Sheet”) as of September  30, 2016 is based on the historical consolidated balance sheets of QLT and Aegerion after giving effect to the Transactions as if they had occurred on September 30, 2016. Similarly, the unaudited pro forma condensed consolidated combined statements of operations and comprehensive loss (the “Pro Forma Statements of Operations”) for the year ended December 31, 2015 and nine months ended September 30, 2016 are based on the historical consolidated statements of operations of QLT and Aegerion after giving effect to the Transactions as if they had occurred on January 1, 2015.

The historical consolidated financial information has been adjusted in the Pro Forma Financial Statements to give effect to pro forma events that are (1) directly attributable to the Transactions, (2) factually supportable and (3) with respect to the Pro Forma Statements of Operations, are expected to have a continuing impact on the results of operations.

The Pro Forma Financial Statements and adjustments have been prepared based on information that is currently available and certain assumptions, which are described in the accompanying notes thereto. In addition, the Pro Forma Financial Statements may include adjustments to reflect new and relevant information, which was not available at the time of the filing of the QLT and Aegerion unaudited interim financial statements for the period ended September 30, 2016. Given that the acquisition method of accounting is dependent upon certain valuations and other analyses that have yet to be completed, the assumptions, estimates and adjustments reflected in the Pro Forma Financial Statements are preliminary and subject to change. As such, actual results may differ materially from the assumptions, estimates and adjustments reflected in the Pro Forma Financial Statements. Furthermore, the accompanying Pro Forma Statements of Operations do not reflect the financial impact of any future expected costs savings, restructurings, synergies, integration costs or non-recurring activities and one-time transaction costs that may be realized or incurred in subsequent reporting periods. As the Pro Forma Statements of Operations reflect only those adjustments that are expected to have a continuing impact on the results of operations, there may be certain non-recurring charges and related tax effects not reflected on the Pro Forma Statements of Operations that will be included in the actual statements of operations of Novelion following the closing of the merger.

The Pro Forma Financial Statements are provided for information purposes only and are not intended to represent, or be indicative of, the future anticipated financial position or results of operations or the results that would have occurred had the Transactions been consummated on the dates indicated herein. The Pro Forma Financial Statements and notes thereto, should be read in conjunction with: (i) the historical audited and unaudited consolidated financial statements and related notes of QLT for the year ended December 31, 2015 and for the nine months ended September 30, 2016, respectively, which are incorporated by reference in the registration statement on Form S-4 filed with the U.S. Securities and Exchange Commission (“SEC”) by QLT on October 6, 2016, and (ii) the historical audited and unaudited consolidated financial statements and related notes of Aegerion for the year ended December 31, 2015 and for the nine months ended September 30, 2016, respectively, which are incorporated by reference in the registration statement on Form S-4 filed with the SEC by QLT on October 6, 2016.

Unaudited Pro Forma Condensed Combined Balance Sheet
QLT Inc. & Aegerion Pharmaceuticals, Inc.

As at September 30, 2016

(in thousands)

						Pro Forma
			Private	Pro Forma	Note	Combined
	QLT	Aegerion	Placement (2)	Adjustments	Reference	Novelion

ASSETS
Current assets:
Cash and cash equivalents	$73,056	$32,363	$21,760	$(3,480)	6(i)	$123,699
Restricted cash	—	26,048	—	—		26,048
Accounts receivable - current	186	7,843	—	—		8,029
Loan receivable	3,073	—	—	(3,073)	6(ii)	—
Prepaid expenses and other current assets	450	13,007	—	3,400	6(i)	16,857
Income tax receivable	14	—	—	—		14
Inventory	—	41,517	—	20,383	6(iii)	61,900
Total current assets	76,779	120,778	21,760	17,230		236,547

Accounts receivable - non-current	2,000	—	—	—		2,000
Intangibles	—	227,779	—	17,693	6(iv)	245,472
Property and equipment, net	270	4,744	—	—		5,014
Other assets	—	525	—	—		525
Deferred income tax asset	—	—	—	—	6(xii)	—
Total assets	$79,049	$353,826	$21,760	$34,923		$489,558

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current liabilities:
Accounts payable	$3,308	$9,953	—	—		$13,261
Accrued liabilities	1,058	40,410	—	7,105	6(v)	48,573
Contingent litigation accrual	—	40,509	—	—		40,509
Long-term debt in default	—	25,000	—	—		25,000
Short-term debt, net		2,915	—	(2,915)	6(ii)	—
Total current liabilities	4,366	118,787	—	4,190		127,343

Convertible 2.0% senior notes, net	—	246,420	—	(30,520)	6(vi)	215,900
Other liabilities	—	1,445	—	—		1,445
Uncertain tax positions	—	—	—	—		—
Total liabilities	4,366	366,652	—	(26,330)		344,688

Stockholders’ equity (deficit):
Preferred stock, none issued and outstanding	—	—	—	—		—
Common stock	475,333	31	16,760	55,212	6(vii)	547,336
Treasury stock, at cost	—	(35,000)	—	35,000	6(viii)	—
Additional paid-in capital	63,669	530,532	5,000	(530,532)	6(ix)	68,669
Accumulated deficit	(567,288)	(507,733)	—	500,917	6(x)	(574,104)
Accumulated other comprehensive income	102,969	(656)	—	656	6(xi)	102,969
Total stockholders’ equity (deficit)	74,683	(12,826)	21,760	61,253		144,870

Total liabilities and stockholders’ equity (deficit)	$79,049	$353,826	$21,760	$34,923		$489,558

Unaudited Pro Forma Condensed Combined Statement of Operations and
Comprehensive (Loss) Income

(in thousands, except per share data)

For the year ended December 31, 2015

QLT Inc. & Aegerion Pharmaceuticals, Inc.

						Pro Forma
			Reclassification	Pro Forma	Note	Combined
	QLT	Aegerion	Adjustments (7)	Adjustments	Reference	Novelion

Revenues
Net product sales	$—	$239,887	—	—		$239,887
Total revenues	—	239,887	—	—		239,887

Expenses
Research and development	9,790	44,862	—	—		54,652
Selling, general and administrative	15,646	187,879	(1,815)	(249)	8(a)	201,461
Cost of product sales	—	52,332	(20,183)	20,383	8(b)	52,532
Depreciation and amortization	576	—	21,998	(4,520)	8(c)	18,054
Termination fee	(2,667)	—	—	—		(2,667)
Total expenses	23,345	285,073	—	15,614		324,032

Operating (loss) income	$(23,345)	$(45,186)	$—	$(15,614)		$(84,145)

Other (expense) income
Net foreign exchange gains (losses)	32	—	—	—		32
Interest income	277	—	—	—		277
Interest expense and other, net	—	(27,605)	—	—		(27,605)
Other	49	1,221	—	—		1,270
Total other (expense) income	358	(26,384)	—	—		(26,026)

(Loss) income from operations before income taxes	(22,987)	(71,570)	—	(15,614)		(110,171)

Provision for income taxes	(22)	(1,769)	—	6,011	8(d)	4,220

Net (loss) income and comprehensive (loss) income	$(23,009)	$(73,339)	$—	$(9,603)		$(105,951)

Basic and diluted net (loss) income per common share (9)
Net loss per common share	$(0.44)	$(2.55)	—	—		$(1.14)

Weighted average number of common shares outstanding
Basic and diluted	52,169	28,712	—	—		—
Pro Forma Shares used to compute net income (loss) per share	—	—	—	—		92,705

Unaudited Pro Forma Condensed Combined Statement of Operations and Comprehensive Loss

(in thousands, except per share data)

For the nine months ended September 30, 2016

QLT Inc. & Aegerion Pharmaceuticals, Inc.

			Reclassification	Pro Forma	Note	Pro Forma
	QLT	Aegerion	Adjustments (7)	Adjustments	Reference	Combined Novelion

Revenues
Net product sales	$—	$115,633	—	—		$115,633
Total revenues	—	115,633	—	—		115,633

Expenses
Research and development	8,774	30,495	—	—		39,269
Selling, general and administrative	13,487	107,942	(1,501)	(9,799)	8(a)	110,129
Cost of product sales	—	51,867	(15,138)	—		36,729
Depreciation and amortization	85	—	16,639	(3,390)	8(c)	13,334
Provision for contingent litigation	—	28,509	—	—		28,509
Restructuring	—	4,172	—	—		4,172
Impairment of goodwill	—	9,600	—	—		9,600

Total expenses	22,346	232,585	—	(13,189)		241,742

Operating (loss) income	$(22,346)	$(116,952)	—	$13,189		$(126,109)

Other (expense) income
Net foreign exchange gains (losses)	(214)	—	—	—		(214)
Interest income	240	—	—	—		240
Interest expense and other, net	—	(22,371)	—	—		(22,371)
Fair value loss on investment	(10,704)	—	—	—		(10,704)
Other	(30)	1,126	—	—		1,096
Total other (expense) income	(10,708)	(21,245)	—	—		(31,953)

(Loss) income before income taxes	(33,054)	(138,197)	—	13,189		(158,062)

Provision for income taxes	104	(732)	—	(5,078)	8(d)	(5,706)

Net (loss) income and comprehensive (loss) income	$(32,950)	$(138,929)	$—	$8,111		$(163,768)

Basic and diluted net loss per common share (9)
Net loss per common share	$(0.62)	$(4.71)	—	—		$(1.77)

Weighted average number of common shares outstanding
Basic and diluted	52,829	29,500	—	—		—
Pro Forma Shares used to compute net income (loss) per share	—	—	—	—		92,705

1.                   Basis of Presentation

All financial data in the Pro Forma Financial Statements are presented in U.S. dollars and have been prepared in accordance with QLT’s accounting policies that conform to U.S. GAAP and the rules and regulations of SEC Regulation S-X.

Financial information in the QLT and Aegerion columns of the Pro Forma Balance Sheet represents the historical condensed consolidated balance sheets of QLT and Aegerion as at September 30, 2016. Financial information presented in the QLT and Aegerion columns in the Pro Forma Statement of Operations represents the historical consolidated statements of operations of QLT and Aegerion for the twelve months ended December 31, 2015 and the nine months ended September 30, 2016.

The proposed merger will be accounted for under the acquisition method of accounting for business combinations pursuant to Accounting Standards Codification (‘‘ASC’’) No. 805—Business Combinations. ASC No. 805 requires, among other things, that the assets acquired and liabilities assumed be recognized at their fair values as of the proposed merger date. ASC No. 820—Fair Value Measurements, which establishes a framework for measuring fair values, defines fair value as ‘‘the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.’’

2.                   Private Placement

On June 14, 2016, QLT entered into the unit subscription agreement with the Investors. Immediately prior to the closing of the merger, the unit subscription agreement contemplates the issuance of the following equity and equity related instruments to the following parties for an aggregate cash purchase price of $21.8 million:

a)             9,522,727 QLT common shares to the Investors, excluding Broadfin. QLT has agreed with Broadfin that, in lieu of 2,840,909 QLT common shares for which it has subscribed under the Unit Subscription Agreement, it will receive 2,840,909 Derivative Securities in the form of a fully paid-up warrant to purchase such QLT common shares.

b)             12,363,636 Warrants (as described under footnote 4) to the Investors, including Broadfin.

This private placement is intended to provide Novelion with additional capital to support future operations and business development initiatives. Given that these Investors have contractually committed to provide QLT with $21.8 million and the completion of the private placement (for a minimum of $17.5 million) is a condition to the closing of the merger, the receipt of $21.8 million has been reflected on the Pro Forma Balance Sheet as an increase to cash and a corresponding increase to stockholders’ equity. For more detailed information on this proposed private placement or unit subscription agreement, refer to the section titled ‘‘The Unit Subscription Agreement’’ beginning on page 129 of Form S-4.

3.                   Preliminary Purchase Consideration

Pursuant to the terms of the merger agreement, each issued and outstanding share of Aegerion common stock (other than shares owned by Aegerion, QLT or any of their subsidiaries) will automatically be converted into QLT common shares based on a fixed equity exchange ratio of 1.0256.

The equity exchange ratio may be reduced if, prior to closing of the merger, (i) the DOJ/SEC Investigations are resolved for amounts in excess of the anticipated settlement amount of $40.0 million and/or (ii) Aegerion’s securities Class Action Lawsuit is resolved for an amount that exceeds Aegerion’s insurance coverage (the thresholds described in (i) and (ii) together, the “negotiated thresholds”). The Excess Loss used to calculate this exchange ratio adjustment is subject to a cap of $25.0 million.

The equity exchange ratio will not be adjusted to reflect stock price changes for either QLT or

Aegerion prior to the closing of the merger.

The accompanying Pro Forma Financial Statements reflect the preliminary purchase price for the proposed merger calculated as follows:

		Note
Purchase Consideration (in thousands, except share data)		Reference

Number of Aegerion common shares as at September 30, 2016 (excludes Treasury Stock assumed to be cancelled upon combination)	29,544,196
Add: Aegerion Stock Options expected to be in-the-money	51,508	3(i)
Total number of Aegerion common shares at at September 30, 2016	29,595,704
Equity exchange ratio pursuant to merger agreement	1.0256
Number of QLT common shares to be issued to Aegerion shareholders	30,353,354

QLTI NASDAQ closing stock price as at November 16, 2016	1.82
Total estimated value of share consideration issued to Aegerion shareholders	$55,243	3(ii)

Add: Loan granted to Aegerion	$3,000	3(iii)
Total purchase consideration	$58,243

Number of QLT common shares to be issued to Aegerion shareholders	30,353,354
Add: Number of QLT common shares granted to private placement Investors	9,522,727
Add: Number of QLT common shares outstanding & issued as at September 30, 2016	52,829,398

Estimated number of common shares of Novelion	92,705,479
Estimated number of Derivative Securities to be issued to Broadfin Capital LLC (See note 2)	2,840,909

(i)

Pursuant to the terms of the merger agreement, each Aegerion Stock Option that is outstanding and unexercised immediately prior to the effective time and that has an exercise price per Aegerion share equal to or greater than the product of the equity exchange ratio multiplied by the closing price of a QLT common share on the day immediately preceding the closing date (i.e. “out-of-the-money” options) shall be cancelled without further payment or consideration. Any remaining outstanding Aegerion Stock Options, which are determined to be in-the-money immediately prior to the effective time, will be exchanged for QLT options based on the equity exchange ratio of 1.0256. Any resulting fractional shares will be rounded down to the nearest whole share. Each Adjusted Option will be subject to the same terms and conditions, including vesting provisions, applicable under the equity plan and agreements which evidenced the original grant.

Based on the November 16, 2016 QLT closing price of $1.82, 51,508 of Aegerion’s 4,225,574 outstanding stock options as at September 30, 2016 are in the money and are expected to be exercised upon closing of the merger. The remaining 4,174,066 stock options are out-of-the-money and are expected to be cancelled upon closing of the merger.

Pursuant to the terms of the merger agreement, at the effective time, each unvested Aegerion restricted stock unit (“RSU”) that is outstanding immediately prior to the effective time shall be exchanged for a RSU with respect to the number of QLT common shares equal to the product obtained by multiplying the total number of shares of Aegerion common stock subject to an Aegerion RSU by the equity exchange ratio. Any fractional shares will be rounded down to the nearest whole share. Each Adjusted RSU will be subject to the same terms and conditions, including vesting provisions, applicable under the equity plan and agreements which evidenced the original grant. As at September 30, 2016, approximately 812,703 of Aegerion’s unvested RSUs are expected to convert into approximately 833,508 Adjusted RSUs upon completion of the proposed merger. Based on the analysis performed and QLT’s stock price on November 16, 2016, the estimated fair value of these Adjusted RSUs is $1.5 million. The estimated fair value of these Adjusted RSUs will be recognized as post-merger compensation expense. No adjustments pertaining to the post-merger compensation expense have been reflected in these Pro Forma Financial Statements.

(ii)

The preliminary purchase price assumes a share price of $1.82, which represents the closing price of QLT’s common shares on November 16, 2016. The preliminary purchase consideration is subject to change based on fluctuations in QLT’s share price. If QLT’s share price were to change by +/- 10%, the value of the share consideration would change by approximately $5.5 million.

(iii)

On June 14, 2016, and in connection with the proposed merger, QLT and Aegerion entered into the loan and security agreement under which QLT agreed to provide Aegerion with a term loan facility in an aggregate principal amount not to exceed $15.0 million. Aegerion borrowed $3.0 million under the QLT Loans on June 15, 2016 and may borrow up to an additional $3.0 million per month (commencing July 2016) if and to the extent such amounts are necessary in order for Aegerion to maintain an unrestricted cash balance of $25.0 million, subject to the satisfaction of certain terms and conditions. The QLT Loans mature on the earliest of (i) July 1, 2019, (ii) the maturity date of the Aegerion Notes, (iii) three business days after a termination of the merger agreement by Aegerion and (iv) 90 days after a termination of the merger agreement by QLT.

The QLT Loans bear interest at a rate of 8.0% per annum, subject to certain increases as described below. Until the earlier of (x) payment in full of Aegerion’s obligations under the SVB Loan Agreement and the termination of the SVB Loan Agreement, and (y) the QLT Loan Maturity Date, accrued interest on the QLT Loans will be capitalized and added to the aggregate principal amount of the QLT Loans. If cash interest becomes payable under the loan and security agreement but Aegerion is prohibited from making such cash payments under the terms of the Subordination Agreement (as described below), such interest rate will increase to 15.0% per annum. If an event of default exists under the terms of the loan and security agreement, an additional 5.0% per annum interest rate will be added to the then-applicable interest rate thereunder, unless the QLT Loans are already accruing interest at the increased rate of 15.0% per annum.

Aegerion’s obligations under the loan and security agreement are secured by (i) a first priority security interest in Aegerion’s intellectual property related to the MYALEPT IP and (ii) a second priority security interest in certain other assets securing Aegerion’s obligations under the SVB Loan Agreement (excluding certain cash collateral accounts). All borrowings under the loan and security agreement would, subject to the Subordination Agreement (as defined below), become payable under certain circumstances, including if Aegerion terminates the merger agreement to accept a superior proposal, or upon the occurrence of certain events of default, including a material adverse change provision.

Under the terms of the loan and security agreement, Aegerion is subject to certain financial covenants consistent with the financial covenants contained in the SVB Loan Agreement. Such financial covenants will only be tested if (i) the financial covenants under the SVB Loan Agreement are then in effect (and not suspended) or (ii) the SVB Loan Agreement has been terminated. The loan and security agreement also includes (i) representations and warranties, (ii) affirmative and negative covenants which restrict the ability of Aegerion to, among other things, incur indebtedness, grant liens on assets, pay dividends or sell assets and (iii) events of default, including failure to pay amounts when due, breaches of representations and warranties in the loan documents and certain bankruptcy events, in each case, consistent with the SVB Loan Agreement, subject to certain exceptions, thresholds and grace periods set forth therein.

In connection with the loan and security agreement, on June 14, 2016, QLT, SVB and Aegerion entered into the Subordination Agreement, pursuant to which QLT’s liens and right to receive payments under the loan and security agreement are fully subordinated to the SVB Loan Agreement, other than with respect to the MYALEPT IP and proceeds of dispositions thereof. Upon the occurrence of certain events (including the termination of the merger agreement) subject to a 60-day standstill period, QLT may purchase the outstanding obligations owing to SVB under the SVB Loan Agreement to the extent that SVB is not exercising its rights against the collateral at such time.

Given that borrowings under the loan and security agreement will effectively be settled upon the closing of the merger, the balance outstanding immediately prior to the merger will become an intercompany balance and will form part of the purchase consideration to be transferred in connection with the proposed merger. For the purposes of this pro forma analysis, the total $3.0 million balance outstanding as at November 16, 2016 is assumed to form part of the total estimated purchase consideration as at September 30, 2016.

4.                   Warrants

In the event the Class Action Lawsuit and DOJ/SEC Investigations are not settled prior to closing of the merger, QLT will issue Warrants to the QLT shareholders and Investors pursuant to the Warrant Agreement. To the extent that the DOJ/SEC Investigations and Class Action Lawsuit are resolved for amounts in excess of the negotiated thresholds, up to a maximum of $25.0 million, these Warrants will be exercisable for additional shares of Novelion at an exercise price of $0.01. For more information, refer to the section titled “The Warrant Agreement” beginning on page 125 of Form S-4. The purpose of these Warrants is to provide legacy QLT shareholders, including the Investors participating in the proposed private placement, with a greater ownership percentage of Novelion in the event that the foregoing Aegerion litigation matters are resolved for amounts in excess of the negotiated thresholds described above.

Exercise of the Warrants will be through a cashless exercise and no fractional shares will be issued upon the exercise of Warrants. Each Holder will receive a number of Novelion common shares (rounded down to the next whole number) equal to the aggregate number of Novelion common shares for which the Warrants are being exercised less the number of Novelion common shares that have an aggregate market price on the trading day on which such Warrants are exercised that is equal to the $0.01 exercise price for such Warrant Shares. For more information on the Warrants, refer to the section titled ‘‘The Warrant Agreement” beginning on page 125 of Form S-4.

Given that the number of Warrants to be issued to the legacy QLT shareholders, immediately prior to the closing of the merger, is not directly indexed to QLT’s share price but is fundamentally contingent/dependent on the future final settlement amounts of the DOJ/SEC Investigation and the Class Action Lawsuit, the Warrants will be classified as liabilities. The liability associated with these Warrants will be measured at fair value upon inception, based on the present value of the expected contingent obligations, which is dependent on the timing and expected outcomes of the settlement of the DOJ/SEC Investigations and the Class Action Lawsuit over and above the negotiated thresholds described above. The estimated fair value of these Warrants will be reviewed each reporting period to ensure that changes in the expected outcomes are reflected accordingly. Any changes in the estimated fair values of these Warrants will be recognized in the consolidated statements of operations of Novelion as a change in the fair value of the warrant liability.

As described under footnote 5(viii) below, the potential excess loss contingencies, over and above the negotiated thresholds for the DOJ/SEC Investigations and Class Action Lawsuit, have been reflected at fair values of nil given that the additional exposures are highly uncertain, indeterminable and not supportable as at the date of the filing of this Form 8-K.  As such, the fair value of the warrant liability, which is tied to these settlement of these potential excess loss contingencies, is highly uncertain, indeterminable and not supportable for the purposes of these Pro Forma Financial Statements.

5.                   Preliminary Purchase Price Allocation

On June 14, 2016, QLT and Aegerion entered into a merger agreement, pursuant to which Aegerion will become an indirect wholly-owned subsidiary of QLT. QLT is expected to acquire the shares of Aegerion for total estimated consideration of $58.2 million based on the November 16, 2016 QLT closing share price. Refer to footnote 3 —Preliminary Purchase Consideration above for more information.

The purchase price allocation reflected below is preliminary and subject to change based on a number of factors, including the final determination of the fair values of the tangible and intangible assets acquired and liabilities assumed. Except as described below, the book values of Aegerion’s assets and liabilities as at September 30, 2016 are assumed to approximate fair value. The purchase price allocation and identified intangible assets, including the associated useful lives of these assets, are subject to change upon receipt of more detailed information upon closing. Such changes may be material.

The estimated purchase price has been allocated based on the preliminary estimate of the fair values of the assets acquired and liabilities assumed as follows:

	Estimated Fair	Note
Preliminary Purchase Price Allocation	Values	Reference
	(in thousands)

Cash and cash equivalents	$32,363	5(i)
Restricted cash	26,048	5(i)
Accounts receivable - current	7,843	5(i)
Prepaid expenses and other current assets	13,007	5(i)
Inventory	61,900	5(ii)
Intangibles	245,472	5(iii)
Property and equipment, net	4,744	5(iv)
Other assets	525	5(v)
Deferred tax asset	—	5(vi)

Total assets acquired	$391,902

Accounts payable	9,953	5(i)
Accrued liabilities	40,852	5(vii)
Contingent litigation accrual	40,509	5(viii)
Long-term debt in default	25,000	5(ix)
Convertible 2.0% senior notes, net	215,900	5(x)
Other liabilities	1,445	5(xi)

Total liabilities acquired	$333,659

Net Assets Acquired	$58,243

Goodwill	$—	5(xii)

Preliminary Purchase Price	$58,243

(i)                       Given the short term nature of these items, the book values are assumed to be representative of their estimated fair values and may be subject to change.

(ii)                    Reflects the $61.9 million preliminary fair value of Aegerion’s inventory. The fair value calculation is preliminary, subject to change, and was determined based on the estimated selling price of the inventory less the remaining manufacturing and selling costs and a reasonable profit margin on those manufacturing and selling efforts.

(iii)                 As part of the acquisition, QLT will acquire certain intangible assets from Aegerion, which primarily consist of existing patents and in process research and development (“IPR&D”). The estimated fair value of the intangible assets balance was derived using the income approach. Under the income approach, the expected future cash flows from sales are discounted to their net present values at an appropriate risk-adjusted rate of return. Such valuation estimates require management to apply significant judgment and assumptions which may include, but are not limited to, forecasting the timing and amount of future revenue, projecting the timing of regulatory approvals, and estimating appropriate discount rates, market penetration rates and growth rates. When assessing the probability of success, management also considers inherent risks to the development process such as the likelihood of achieving technological success and market acceptance, technological innovation and barriers to entry, patent life applicable to the core technology, product life cycles, alternative future uses or indications, technological feasibility and complexity, and the costs and time to complete the remaining development.

U.S. GAAP requires that the acquirer distinguish intellectual property assets acquired that qualify as IPR&D assets. In order for an IPR&D project acquired in a business combination to be capitalized it must have substance and be incomplete. To have substance, the remaining research and development activities to develop the technology must require more than an insignificant amount of effort and create value. Management is required to assess the probability of success and future potential cash inflows as a result of a given project to assess whether it is considered value creating—the lower the probability of both, the lower the likelihood that the project has substance. The term “incomplete” means that there are remaining risks or certain outstanding regulatory approvals at the date of acquisition that need to be obtained and overcoming those risks or obtaining approvals requires an expectation that additional research and development costs will be incurred.

Intangible assets that do not qualify as IPR&D are generally amortized over the estimated period of benefit. In contrast, intangible assets that do qualify as IPR&D are generally capitalized, accounted for as indefinite-lived intangible assets and not subject to amortization but are subject to annual impairment testing until completion or abandonment. For the purposes of this analysis, it has been assumed that all intellectual property assets, which do not qualify as IPR&D will be amortized over the useful life of the underlying asset. A more detailed valuation and examination of these assets will be performed following the consummation of the merger.

		Weighted
	Estimated Fair	Average Estimated	Annual
(In thousands)	Value	Useful Life	Amortization
Product rights	$159,763	10.2 years	15,663
IPR&D	85,709	Indefinite	—
Total Intangibles	245,472		15,663

(iv)               A preliminary fair value estimate of $4.7 million has been assigned to property, plant and equipment. The fair values of the property, plant and equipment will be finalized following the consummation of the merger and completion of a full valuation analysis. Accordingly, the estimated fair values and remaining useful lives of these assets may vary materially from the preliminary fair value estimate.

(v)                  The $0.5 million historical book value of other assets is assumed to represent the fair value of these assets.

(vi)                The preliminary fair value assigned to the intangible assets acquired is expected to give rise to a deferred income tax asset of approximately $37.1 million. The deferred income tax asset was calculated using a 38.5% U.S. statutory tax rate and represents the temporary difference between the tax basis of the carrying value and the preliminary estimated fair value assigned to the intangible assets. The deferred income tax asset has not been reflected in the Pro Forma Balance Sheet given that a full valuation allowance is expected to apply. Further analysis will be conducted to refine the tax basis and resulting tax impact upon consummation of the proposed merger. Depending on post-acquisition activities, the effective tax rate of Novelion could be significantly different from the statutory tax rates used for the purposes of preparing these Pro Forma Financial Statements.

(vii)             Accrued liabilities was adjusted for the following items:

•       Elimination of $0.4 million of Aegerion’s deferred revenue balance recorded within accrued liabilities. The book value of deferred revenue represents historical prepayments from certain customers. Given that minimal costs will be incurred to complete performance obligations related to these customers, the deferred revenue balance has been fair valued at nil for the preliminary purchase price allocation.

•       An increase in accrued liabilities of $0.1 million for an incentive payment which will be triggered and payable to the Aegerion’s current chief financial and administrative officer upon closing of the merger.

(viii)          On May 12, 2016, Aegerion announced that it had reached a preliminary agreement in principle with each of the DOJ and SEC related to ongoing investigations. The preliminary agreement provides for a consolidated monetary package for approximately $40.0 million, which is payable over five years as follows:

•       Approximately $3.0 million upon finalization of the settlement with the DOJ and SEC

•       Approximately $3.7 million per year, payable quarterly for three years following the finalization of the settlement, and

•       Approximately $13.0 million per year, payable quarterly, in years four and five following finalization of the settlement.

Outstanding amounts related to these DOJ/SEC Investigations will accrue interest from the date of the final agreements in principle at a rate of 1.75% per annum, compounded quarterly. Although these settlement payments are subject to acceleration in the event of certain change of control transactions or sale of Aegerion’s JUXTAPID or MYALEPT assets, the agreements in principle carve out the proposed merger with QLT as an exclusion to this provision. Based on current facts and circumstances, the $40.5 million contingent litigation accrual, as reflected on Aegerion’s unaudited consolidated financial statements for the nine months ended September 30, 2016, represents the $40.5 million preliminary fair value of the estimated cost to settle the DOJ/SEC Investigations, the accompanying interest. The excess potential loss over and above the $40.0 million and related interest is therefore currently assessed at nil.

On January 2014, the Class Action Lawsuit was filed against Aegerion and certain of its executive officers in the United States District Court for the District of Massachusetts alleging certain misstatements and omissions related to the marketing of JUXTAPID and Aegerion’s financial performance in violation of the federal securities laws. As of the filing date of this Form 8-K, Aegerion cannot determine if a loss is possible as a result of the Class Action Lawsuit and whether the outcome will have a material adverse effect on its business. As a result, Aegerion did not record any amount for this potential loss contingency as at September 30, 2016.  The fair value ascribed to this potential loss contingency is therefore indeterminable and not factually supportable as at the date of the filing of this Form 8-K. As such, it has been reflected at nil on these Pro Forma Financial Statements.

Given that the potential excess losses associated with the DOJ/SEC Investigations and Class Action Lawsuit (over and above the negotiated thresholds) are indeterminable and reflected at nil on the Pro Forma Financial Statements, the fair value of the Warrants is analogously indeterminable and estimated at nil. Refer to footnote 4 for more information on the Warrants.

Aegerion is also under investigation by the federal and state authorities in Brazil to determine whether there have been violations of Brazilian laws, including anti-corruption laws, related to the possible illegal promotion of JUXTAPID in Brazil. In July 2016, the Ethics Council of the national pharmaceutical industry association, Interfarma, unanimously fined Aegerion approximately $0.5 million for violations of the industry association’s Code of Conduct (the “Interfarma Fine”), to which Aegerion is bound due to its affiliation with Interfarma. Aegerion paid this fine during the third quarter of 2016.  Although the Interfarma Code of Conduct provides that companies that violate the Code of Conduct are subject to only one penalty, the Ethics Council has recommended that the Interfarma board of directors also consider suspending Aegerion’s membership, without suspension of its membership contribution, for a period of 180 days in order for Aegerion to demonstrate the implementation of effective measures to cease alleged irregular conduct, or exclusion of Aegerion’s membership in Interfarma if such measures are not implemented. In July 2016, Aegerion received an inquiry from a Public Prosecutor Office of the Brazilian State of Paraná asking for a response to questions related to recent media coverage regarding JUXTAPID and the company’s relationship with a patient association to which Aegerion had made donations for patient support. At the date of this filing, Aegerion does not know whether the Public Prosecutor’s inquiry will result in the commencement of any formal proceeding against Aegerion, and if Aegerion’s activities in Brazil are further found to violate any laws, governmental regulations, it may be subject to further significant civil and administrative penalties imposed by Brazilian regulatory authorities and damages and fines. The SEC has also requested documentation related to the investigations by government authorities in Brazil into whether Aegerion’s activities in Brazil violated Brazilian anti-corruption laws, and whether Aegerion’s activities in Brazil violated the U.S. Foreign Corrupt Practices Act. With the exception of the Interfarma fine described above, Aegerion is unable to determine if further losses are possible as a result of these ongoing investigations in Brazil and whether the outcome will have a material adverse impact on its business.

(ix)                Long-term debt in default of $25.0 million represents the fair value of the term loan with SVB. Aegerion has reserved $26.0 million as restricted cash for the full settlement of this obligation and certain related fees and expenses. On September 30, 2016, Aegerion entered into the sixth amendment to extend their forbearance agreement with SVB to November 30, 2016. Pursuant to this extension, SVB has agreed not to take any action with regard to Aegerion’s default on certain loan covenants. On November 21, 2016, the Aegerion Board of Directors passed a resolution to approve the repayment of the term loan with SVB. Given that the repayment is not a condition to the closing of the merger, and is expected to but has not yet occurred, the repayment has not been reflected in the pro forma financial statements.

(x)                   Reflects the $30.5 million adjustment to the Aegerion Notes from their book value of $246.4 million to their current fair value of $215.9 million. The fair value of the Aegerion Notes is derived from prices observed in market trading based on Level 2 inputs. The fair value of the Aegerion Notes is affected by factors such as interest rates, Aegerion’s stock price and Aegerion’s stock price volatility.

(xi)               Carrying value of other liabilities of $1.4 million approximates their fair value for the purposes of the Pro Forma Financial Statements.

(xii)            For purposes of these pro forma condensed combined financial statements, the difference between the total consideration and the net identifiable assets to be acquired has been included within the estimate of the fair value of intangible assets, and consequently no goodwill or bargain purchase gain has been reflected in the pro forma condensed combined financial statements. The final purchase price and the fair value of the net assets to be acquired will not be finalized until after the closing of the proposed merger. It is, therefore, likely that the purchase price, including share consideration and the fair values of net assets assumed, will vary from those reflected above, and other identifiable assets, including goodwill or a bargain purchase gain, may be recognized. These differences may be material.

6.                   Notes to Pro Forma Balance Sheet Adjustments

The following summarizes the adjustments included in the “Pro Forma Adjustments” column in the accompanying Pro Forma Balance Sheet as of September 30 2016:

(i)                Includes the following adjustments:

•                  $0.1 million cash settlement of DSUs previously awarded to certain QLT directors who will cease their board positions upon closing of the merger. For more information on the new board structure of Novelion, refer to the section titled “The Merger—Board of Directors and Management Following the Merger” beginning on page 96 of the Form S-4.

•                  $3.4 million estimated cost of the D&O run-off insurance policies for QLT and Aegerion, which are required to be in place upon closing of the merger. The adjustment has been reflected as a decrease to cash and an increase to prepaid and other assets.

(ii)             Reflects the elimination of funds drawn by Aegerion and accrued interest to date under the loan and security agreement. See footnote 3(iii) under the section titled “—Preliminary Purchase Consideration” for further discussion on the consideration to be transferred in connection with the proposed merger.

(iii)          Reflects the total fair value increase of $20.4 million to inventory acquired as described in footnote 5(ii) under the section titled “—Preliminary Purchase Price Allocation”.

(iv)         Reflects the fair value increase of $17.7 million to intangible assets acquired as described in footnote 5(iii) under the section titled “—Preliminary Purchase Price Allocation”.

(v)            The $7.1 million increase to accrued liabilities includes:

•       The adjustments described in footnote 5(vii) under the section titled “—Preliminary Purchase Price Allocation”,

•       $4.0 million of estimated transaction costs expected to be incurred by QLT and $2.8 million of transaction costs expected to be incurred by Aegerion subsequent to September 30, 2016 to complete the merger, and

•       A reduction of accrued liabilities for the $0.1 million cash settlement of DSUs as described under footnote 6(i) above.

(vi)         Reflects the $30.5 million fair value adjustment to the Aegerion Notes as discussed in footnote 5(x) under the section titled “—Preliminary Purchase Price Allocation”.

(vii)    Reflects adjustments to QLT and Aegerion’s combined common stock as follows:

(in thousands)
Preliminary estimated share consideration	$55,243
Elimination of Aegerion’s historical common stock	(31)
Net pro forma adjustment to common stock	$55,212

(viii)   Reflects the cancellation of $35.0 million of Aegerion’s historical treasury stock.

(ix)         Reflects the elimination of Aegerion’s historical additional paid-in capital of $530.5 million upon consummation of the merger.

(x)            The net adjustment of $500.9 million includes the elimination of Aegerion’s historical accumulated deficit of $507.7 million upon consummation of the merger, offset by the transaction costs adjustment described under footnote 6(v) above.

(xi)         Reflects the elimination of Aegerion’s historical accumulated other comprehensive income of $0.7 million upon consummation of the merger.

(xii)      The fair value of the intangible assets acquired is expected to give rise to a deferred income tax asset of approximately $37.1 million. For more information refer to footnote 5(vii) under the section titled “—Preliminary Purchase Price Allocation”.

7.                   Reclassification Adjustments

Reclassification adjustments represent adjustments to conform the presentation of Aegerion’s historical statements of operations to that of QLT. For the nine months ended September 30, 2016, Aegerion recorded $1.5 million of depreciation expense, as part of selling, general and administrative expenses, and $15.1 million of amortization expense, as part of cost of product sales. For the year ended December 31, 2015, Aegerion recorded $1.8 million of depreciation expense, as part of selling, general and administrative expenses, and $20.2 million of amortization expense, as part of cost of product sales. The total amount of $16.6 million for the nine months ended September 30, 2016 and $22.0 million for the year ended December 31, 2015 was reclassified to depreciation and amortization to conform to QLT’s presentation.

8.                   Notes to the Pro Forma Statements of Operations

Adjustments included in the Pro forma Adjustments column in the accompanying Pro Forma Statements of Operations for the year ended December 31, 2015 and nine months ended September 30, 2016 are described as follows:

a)                Reflects the elimination of $5.5 million of QLT and $4.3 million of Aegerion transaction costs incurred during the nine months ended September 30, 2016  and $0.2 million of QLT and nil of Aegerion transaction costs incurred during the year ended December 31, 2015, from the historical consolidated statements of operations of QLT and Aegerion, respectively. Historical transaction costs are eliminated from the Pro Forma Statements of Operations given that they are non-recurring and not expected to have a continuing impact on the future results of operations.

b)                Reflects the step-up in inventory fair value of $20.4 million which is expected to increase cost of product sales over approximately twelve months as the inventory is sold. For more information refer to footnote 5(ii) under the section titled “—Preliminary Purchase Price Allocation.”

c)                 Reflects adjustments related to amortization expense as follows:

	Year ended	Nine Months ended
Amortization and depreciation expense - pro forma adjustments (in thousands)	December 31, 2015	September 30, 2016	Ref
Deduct: historical intangible assets amortization expense	$(20,183)	$(15,138)	(i)
Add: pro forma intangible assets amortization expense	15,663	11,748	(ii)
Total pro forma adjustments	$(4,520)	$(3,390)

(i)                Reflects the elimination of Aegerion’s historical amortization expense related to intangible assets that existed prior to the acquisition date.

(ii)             Reflects adjustments to amortization expense resulting from the preliminary estimated fair value of approximately $245.5 million ascribed to intangible assets acquired by QLT from Aegerion. See footnote 5(iii) under the section titled “—Preliminary Purchase Price Allocation”.

d)                Represents the tax effect of the pro forma adjustments at the estimated combined statutory tax rate of 38.5%.

9.                   Earnings per Share (“EPS”)

The pro forma combined basic and diluted EPS metrics have been adjusted to reflect the combined net losses for the nine months ended September 30, 2016 and the year ended December 31, 2015. In addition, the September 30, 2016 number of shares outstanding, which was used in calculating the pro forma combined basic and diluted net loss per share has been adjusted to reflect the projected total number of shares of common stock of QLT and Aegerion that would be outstanding as of the closing of the proposed merger. The pro forma amount of Aegerion shares is calculated by multiplying each Aegerion share by the equity exchange ratio of 1.0256.

The pro forma total number of Novelion shares of common stock that would be outstanding after the closing of the proposed merger is estimated at 92,705,479. See the section titled “—Preliminary Purchase Consideration” for additional information.

	September 30, 2016		December 31, 2015
	No. of shares used to		No. of shares used to
	compute net loss per	Net loss per	compute net loss per	Net loss per
	share	common share	share	common share

QLT Historical	52,829	$(0.62)	52,169	$(0.44)
Aegerion Historical	29,500	$(4.71)	28,712	$(2.55)
Pro Forma Combined Novelion (see footnote 3)	92,705	$(1.77)	92,705	$(1.14)

Stock options, RSUs and other contingently issuable instruments have been excluded from the EPS calculations above given that their effect would be anti-dilutive.